Exhibit 99.1

G&K Services Reports Fiscal 2012 Third Quarter Results

Adjusted Earnings Per Diluted Share Increase 21 Percent to $0.52

Company Reports 4.9 Percent Organic Revenue Growth

Increases Full-Year Earnings Guidance

MINNEAPOLIS--(BUSINESS WIRE)--May 1, 2012--G&K Services, Inc. (NASDAQ: GKSR) today reported operating results for the third quarter of its fiscal year 2012, which ended on March 31, 2012. Third quarter revenue grew by 4.0 percent to $218.8 million, up from $210.3 million in the prior-year period. Excluding the impact of foreign currency exchange rate differences, total organic growth was 4.9%. Revenue growth was driven by continued strong new account sales, increased revenue from existing rental customers, improved pricing and increased direct sales volume.

The company reported third quarter adjusted net earnings of $0.52 per diluted share, an increase of 21 percent from earnings of $0.43 per diluted share in the prior-year period. Third quarter adjusted earnings excluded previously announced charges of $0.79 per share for withdrawal from a multi-employer pension plan and associated expenses, and $0.07 per share in connection with an equitable adjustment to outstanding stock options related to the company’s recent special dividend. Third quarter adjusted earnings also excluded a $0.08 per share non-recurring tax benefit. Including these items, the company recorded a net loss of $0.26 per share in the third quarter (see reconciliation table). The adjusted earnings growth in the quarter was driven by lower interest expense, a lower tax rate and increased operating income.

“Our core rental business performed well during the quarter, allowing the company to achieve continued revenue and earnings growth,” said Douglas A. Milroy, Chief Executive Officer. “We took several important actions during the quarter that strengthen the company’s ability to deliver improved long-term shareholder returns, and we exited the quarter more confident than ever in our future.”

Income Statement Review
Third quarter revenue from rental operations was $200.2 million, up from $192.8 million in the prior-year quarter. The rental organic growth rate was 4.8 percent. The organic growth rate is calculated using revenue adjusted for foreign currency exchange rate differences, acquisitions and divestitures. Rental organic growth was primarily driven by continued strong new account sales, increased revenue from existing rental customers, and improved pricing. Third quarter direct sales grew by 6.0 percent to $18.6 million, up from $17.5 million in the prior-year. Direct sales growth was driven by the launch of new program business and stronger catalog sales.

Third quarter adjusted operating margin was 7.5 percent, down from an operating margin of 7.6 percent in the prior-year period. The adjusted operating margin excludes the impact of the previously mentioned charges for the pension withdrawal and equitable adjustments to outstanding stock options. Including these charges, the company’s operating margin for the quarter was negative 4.4 percent. The slightly lower adjusted operating margin was primarily due to the expected significant increase in rental merchandise expense and lower gross margin on direct sales. These items were largely offset by revenue growth leveraging fixed costs, lower selling and administrative expenses and efficiency gains in rental production and delivery.

Net earnings also benefited from lower interest expense. Interest expense in the current quarter was $1.5 million, down from $3.0 million in the prior-year period, primarily due to a lower effective interest rate. Adjusted earnings also benefited from a lower adjusted tax rate, which was 34.5 percent, down from 38.7 percent in the prior year quarter.

Balance Sheet and Cash Flow
The company’s financial position remains strong. As of March 31, 2012, the company had total debt net of cash of $108.1 million and a debt to capital ratio of 19.4 percent. Total stockholders’ equity at the end of the third quarter was $521.9 million.

Cash provided by operating activities for the nine months ended March 31, 2012 was $39.4 million, compared to $49.0 million in the prior year. The lower operating cash flow was primarily due to increased working capital requirements to support the company’s revenue growth. Capital expenditures for the first nine months of the fiscal year were $25.9 million, up from $15.5 million in the prior year period, due to increased investments to enhance productivity and support profitable revenue growth.

Outlook
Based on year to date performance and increased confidence in its outlook, the company is raising the lower-end of its full-year revenue guidance to a range of $860 to $870 million, from the previously announced range of $855 to $870 million. The company is also raising its full-year adjusted earnings guidance to a range of $2.00 to $2.06 per diluted share, up from the previously announced range of $1.85 to $2.05.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s web site at www.gkservices.com. A replay of the call will be available on the company’s web site through June 1, 2012.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has over 7,500 employees serving approximately 165,000 customers from over 160 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s web site at www.gkservices.com.

Comparison of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

	Three Months Ended				Three Months Ended
	March 31, 2012				April 2, 2011
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income/(Loss)	Net Income/(Loss)	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$218,809	$(9,582)	$(4,800)	$(0.26)	$210,343	$15,953	$7,966	$0.43
Add: Impact of pension withdrawal and associated expenses	-	24,004	14,626	0.79	-	-	-	-
Add: Impact of equitable adjustment to equity based compensation	-	1,881	1,241	0.07	-	-	-	-
Less: Impact of discrete tax event	-	-	(1,390)	(0.08)	-	-	-	-
As Adjusted	$218,809	$16,303	$9,677	$0.52	$210,343	$15,953	$7,966	$0.43

	Nine Months Ended				Nine Months Ended
	March 31, 2012				April 2, 2011
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$645,596	$22,847	$12,959	$0.69	$614,824	$50,652	$25,609	$1.39
Add: Impact of pension withdrawal and associated expenses	-	24,004	14,626	0.78	-	-	-	-
Add: Impact of equitable adjustment to equity based compensation	-	1,881	1,241	0.07	-	-	-	-
Less: Impact of discrete tax event	-	-	(1,390)	(0.07)	-	-	-	-
Less: Impact of change in accounting	-	-	-	-	(5,929)	(5,929)	(3,699)	(0.20)
As Adjusted	$645,596	$48,732	$27,436	$1.47	$608,895	$44,723	$21,910	$1.19

* The EPS calculation for the individual adjustments noted above may be different for the three and nine month periods due to the appropriate use of a different weighted average number of shares.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Nine Months Ended
(U.S. Dollars, in thousands, except per share data)	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011

REVENUES
Rental operations	$200,238	$192,828	$591,071	$566,287
Direct sales	18,571	17,515	54,525	48,537
Total revenues	218,809	210,343	645,596	614,824

OPERATING EXPENSES
Cost of rental operations	139,303	130,857	409,240	383,316
Cost of direct sales	14,794	13,169	42,961	36,592
Pension withdrawal and associated expenses	24,004	-	24,004	-
Selling and administrative	50,290	50,364	146,544	144,264
Total operating expenses	228,391	194,390	622,749	564,172

INCOME/(LOSS) FROM OPERATIONS	(9,582)	15,953	22,847	50,652
Interest expense	1,524	2,958	4,784	8,011
INCOME/(LOSS) BEFORE INCOME TAXES	(11,106)	12,995	18,063	42,641
Provision/(Benefit) for income taxes	(6,306)	5,029	5,104	17,032
NET INCOME/(LOSS)	$(4,800)	$7,966	$12,959	$25,609

Basic weighted average number of shares outstanding	18,502	18,364	18,475	18,343
BASIC EARNINGS PER COMMON SHARE	$(0.26)	$0.43	$0.70	$1.40
Diluted weighted average number of shares outstanding	18,502	18,448	18,665	18,446
DILUTED EARNINGS PER COMMON SHARE	$(0.26)	$0.43	$0.69	$1.39

Dividends per share	$0.130	$0.095	$0.390	$0.285

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

(U.S. Dollars, in thousands)	March 31, 2012	July 2, 2011
ASSETS
Current Assets
Cash and cash equivalents	$17,249	$22,974
Accounts receivable, net	94,021	90,522
Inventories, net	177,177	163,050
Other current assets	13,040	21,614
Total current assets	301,487	298,160

Property, Plant, Equipment, net	187,722	185,521
Goodwill	325,921	328,219
Other Assets	52,013	54,020
Total assets	$867,143	$865,920

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$33,829	$38,067
Accrued expenses	68,714	72,395
Deferred income taxes	7,729	7,626
Current maturities of long-term debt	354	40,710
Total current liabilities	110,626	158,798

Long-Term Debt, net of Current Maturities	125,029	95,188
Deferred Income Taxes	5,598	9,189
Accrued Income Taxes	15,184	13,199
Pension Withdrawal Liability	23,567	-
Other Noncurrent Liabilities	65,253	74,640
Stockholders' Equity	521,886	514,906
Total liabilities and stockholders' equity	$867,143	$865,920

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Nine Months Ended
	March 31,	April 2,
(U.S. Dollars, in thousands)	2012	2011
Operating Activities:
Net income	$12,959	$25,609
Adjustments to reconcile net income to net
cash provided by operating activities -
Depreciation and amortization	25,619	28,232
Other adjustments	1,816	3,919
Changes in current operating items and other, net	(1,019)	(8,743)
Net cash provided by operating activities	39,375	49,017
Investing Activities:
Property, plant and equipment additions, net	(25,921)	(15,465)
Net cash used for investing activities	(25,921)	(15,465)
Financing Activities:
Payments of long-term debt	(570)	(763)
Payments on revolving credit facilities, net	(11,056)	(14,500)
Cash dividends paid	(7,340)	(5,327)
Net Issuance of common stock, under stock option plans	869	259
Purchase of common stock	(617)	(342)
Net cash used for financing activities	(18,714)	(20,673)
(Decrease)/Increase in Cash and Cash Equivalents	(5,260)	12,879
Effect of Exchange Rates on Cash	(465)	185

Cash and Cash Equivalents:
Beginning of period	22,974	8,774
End of period	$17,249	$21,838

CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com